Exhibit 10.37

DTS, Inc.

EXECUTIVE INCENTIVE COMPENSATION PROGRAM SUMMARY

For the Fiscal Year Ending December 31, 2015

PROGRAM PROVISIONS

I.                                        PURPOSE

The purpose of the DTS, Inc. (the “Company”) 2015 Executive Incentive Compensation Program (the “Program”) is to motivate our executive officers to drive the execution of the company’s strategic plan through the delivery of overall financial results and the execution of specific initiatives critical to the business.

II.                                   PLAN YEAR

The Program Year begins on January 1, 2015 and ends on December 31, 2015.  This Program is adopted as a Cash-Bash Award under the Company’s 2012 Equity Incentive Plan.

III.                              PARTICIPANTS

Name	Title

Jon Kirchner	Chairman & CEO
Brian Towne	Executive Vice President, President DTS Asia
Mel Flanigan	Executive Vice President, CFO
Blake Welcher	Executive Vice President, GC & Corporate Secretary
Fred Kitson	Executive Vice President, CTO
Patrick Watson	Executive Vice President, Corporate Strategy & Development
Kris Graves	Executive Vice President, Human Resources
Kevin Doohan	Executive Vice President, Chief Marketing Officer
Geir Skaaden	Senior Vice President, Corporate Business Development, Digital Content and Media Solutions

Participation by an employee for the fiscal year ending December 31, 2015 does not mean that such employee will necessarily participate in future years, nor does it mean an Incentive Compensation Program will be authorized in future years.  The Company also retains the right to remove a participant or discontinue the entire Program at its discretion, provided, however, that a participant’s bonus for the fiscal year ending December 31, 2015 shall be treated as specified below.

Funding for the Program is contingent upon the achievement of one or more pre-established Company financial and strategic performance measures. Based on performance, a maximum bonus award is calculated for each NEO. The Compensation Committee of the Board of Directors of the Company (the “Committee”) may then exercise its discretion to reduce, but not increase, actual bonus awards based on discretionary factors such as the performance of the Company, the performance of each NEO’s functional or territory divisions (if applicable), and the NEO’s individual performance.

IV.                               PROGRAM STRUCTURE

In order to motivate executives to drive the execution of the company’s strategic plan while achieving specific annual organizational and financial results, the compensation committee has a “pay for performance” philosophy and uses performance-based compensation to reward individual performance and the accomplishment of corporate goals.  Corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would yield a payout at or about 100% of target.

The pay for performance short-term incentive program is structured into two components: 1) overall company financial targets, 2) key strategic initiatives.    The purpose of having the two components is to ensure a balance and focus on the attainment of specific annual financial metrics as well as the execution of critical goals that are imperative for the future success of the business.

Incentive targets and payouts are expressed as a percentage of base salary.  The base salary and bonus targets to be utilized will be the participant’s annualized base and target pay as determined by the Committee as of the Committee’s February, 2015 meeting.

Under the Program, 65% of the target opportunity is based on overall company financial performance and the other 35% is based on achieving objectives that are critical to the overall strategy.   These performance goals are to be reviewed and approved by the Committee.

Lastly, following the funding of the Program based on the achievement of the financial targets and key strategic goals, an individual performance multiplier rating will be applied to recognize the specific performance for each executive.   The performance ratings will range from 0 to 1.5.

The formula is outlined below:

V.                                    PERFORMANCE TARGETS

Company Performance = weighted 65% of target executive bonus pool

Strategic Performance = weighted 35% of target executive bonus pool

Company Performance

The Company corporate performance formula measures non-GAAP revenue and operating income independently and they are weighted equally.  Performance between these metrics shall be interpolated to derive an appropriate funding factor.

Strategic Performance

The Company strategic goals formula measures accomplishment and quality completion tied to initiatives critical to the future success of our business.   The performance factors will range between 0% and 100%.

VI.                               INTERPRETATION OF THIS PROGRAM, FUNDING & PAYMENT

Interpretation and/or application of this Program shall be made by the Committee after consultation with the Chief Executive Officer of the Company and such decisions shall be final and binding.

In order to receive an incentive payout under this Program, the participant must work through the end of the Program Year and be employed on the day the bonus is paid.  Should the participant leave due to retirement after the Program Year but before the bonus is paid, the participant will remain eligible for the payout.  Accordingly, except in the case of retirement, if a participant leaves any time during the Program Year and prior to the bonus payout, he/she shall receive no bonus payment.

VII.                          “AT WILL” EMPLOYMENT RELATIONSHIP

This Program is not intended to create, and should not be construed as creating, any kind of contract of employment between the Company and the participant.  In the absence of a written agreement to the contrary, the participant’s employment with the Company at all times will remain at will.

This means that the participant is free to terminate his/her service with the Company at any time without cause and without written notice and, similarly, the Company is free to terminate the participant’s service at any time without cause and without written notice.